   EXHIBIT II
               PRIME RATE INCOME & DIVIDEND ENTERPRISES, INC.

                                   BYLAWS


ARTICLE I.  SHAREHOLDER MEETINGS

Section 1.1. Place. Meetings of shareholders shall be held at the registered office of the corporation unless another place in the State of Colorado shall have been determined by the board of directors or the president and stated in the notice of meeting or the waiver of notice for the meeting.

Section 1.2. Annual Meeting. This section is reserved for the time, day and month of the annual meetings of the shareholders.

                       ARTICLE II.   DIRECTORS

Section 2.1. Number. The number of directors shall be fixed by resolution of the board of directors.
Section 2.2 Regular Meetings. A regular meeting of the board of directors shall be held, without notice, immediately following the annual meeting of shareholders and at the same place.

Section 2.3. Special Meetings. Special meetings of the board of directors may be called by the president or any two directors on twenty-four hours notice if notice is given in person or by telephone, or, if notice is given by mail, on five days notice, including the day of mailing and the day of the meeting. Special meetings shall be held at the registered office of the corporation, unless another place in the State of Colorado shall have been determined by the person or persons calling the meeting and stated as part of the notice.

                       ARTICLE III.    OFFICERS

Section 3.1. Election and Term. The officers of the corporation required by law (president, secretary and treasurer) and one or more vice presidents shall be elected annually at the regular meeting of the board of directors held after the annual meeting of shareholders. These officers shall hold office until the next such meeting of the board of directors and until their respective successors are duly elected and qualified.

Section 3.2. Dual Offices. Any two or more offices may be held by the same persons, except that the offices of president and secretary shall be held by different persons, as is required by law.


Section 3.3. President. The president shall be the principal executive officer of the corporation. Subject to the decisions of the board of directors, the president shall supervise and control the business and affairs of the corporation. The president shall preside at meetings of the shareholders and the directors.

Subject to any specific assignments of duties made by the board of directors, the other officers of the corporation shall act under the direction of the president.

Section 3.4. Vice President. The corporation shall have one or more vice-presidents, as the board of directors may determine by resolution. The vice-president shall have the authority and perform the duties of the president when the president is absent or unable to act. If more than one vice-president is serving, the board of directors shall, by resolution, determine the order of succession.

Section 3.5. Secretary. The secretary shall prepare and keep minutes of the meetings of the shareholders and the directors and shall have general charge of the stock records of the corporation.

Section 3.6. Treasurer. The treasurer shall have custody of the funds of the corporation and keep its financial records.

Section 3.7. Assistant Officers. The president shall have authority to appoint and remove assistant secretaries and assistant treasurers of the corporation.

                     ARTICLE IV.   STOCK TRANSFERS

Transfers of shares shall be made only on the stock transfer books of the corporation. The person in whose name shares are recorded on the stock transfer books of the corporation shall be considered the owner thereof for all purposes by the corporation.

                      ARTICLE V.    REGISTERED AGENT

The president shall have the authority to designate, and to change the designation of, the registered agent, the registered office, or both, of the corporation in any state or other place.

                               CERTIFICATE

As directed by the board of directors, I certify that the foregoing by-laws were adopted as the by-laws of the corporation by the board of directors at its meeting on May 1, 1995.


                                                /s/ Michael L. Schumacher
                                             ------------------------------
                                             Michael L. Schumacher, President
ATTEST:

        /s/ Jada K. Schumacher
        -----------------------------
        Jada K. Schumacher, Secretary

                                  2